UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT

PURSUANT TO SECTION 13 OR 15 (d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported):  April 26, 2012

Commission file number 0-7843

4Kids Entertainment, Inc. (Exact name of Registrant as specified in its charter)

New York (State or other jurisdiction of incorporation or organization)	13-2691380 (I.R.S. Employer Identification No.)

53 West 23rd Street New York, New York 10010 (212) 758-7666 (Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                      Entry into a Material Definitive Agreement.

Asset Purchase Agreement

On April 26, 2012, 4Kids Entertainment, Inc. (“4Kids”), and its subsidiaries which are debtors in the cases pending in the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”), In re: 4Kids Entertainment, Inc., et al., 11-11607 (SCC) (collectively, the “Bankruptcy Case”) (4Kids and such subsidiaries, collectively, “Seller”), entered into an Asset Purchase Agreement (the “Asset Purchase Agreement”), which contemplates the sale of substantially all of its assets to Kidsco Media Ventures LLC, a Delaware limited liability company, and an affiliate of Saban Capital Group (“Kidsco” or “Purchaser”) for a purchase price of $10,000,000, subject to certain adjustments (the “Purchase Price”).  The transaction is proposed under section 363 of the United States Code, 11 U.S.C. § 101-1532 (the “Bankruptcy Code”).  The transaction is subject to, among other things, (i) competitive bidding pursuant to such sale procedures as may be approved by the Bankruptcy Court at or following a hearing on April 27, 2011, and (ii) approval of the transaction by the Bankruptcy Court.

Contemporaneously with the execution and delivery of the Asset Purchase Agreement, Saban Properties LLC delivered a guarantee pursuant to which it guaranteed the performance of Kidsco’s payment obligations under the Asset Purchase Agreement.

On the date of the consummation of the transactions contemplated by the Asset Purchase Agreement, $1,000,000 of  the Purchase Price will be deposited in an escrow account (the “Escrow Amount”), to be used to satisfy any post-closing adjustments to the Purchase Price or indemnification obligations that Seller may have to Purchaser pursuant to the provisions of the agreement.  $3,051,094 of the Purchase Price will be paid to The CW Network LLC (“the CW”) as a cure cost under the term sheet originally entered into as of October 1, 2007 and amended as of October 2, 2008 and June 23, 2010 (the “CW Agreement”).  $368,000 of the Purchase Price will be paid to Toei Animation as a cure cost.  The Asset Purchase Agreement also provides for various adjustments to the Purchase Price at the closing.  After payment of the foregoing amounts and giving effect to the adjustments to the Purchase Price, the balance of the Purchase Price will be paid to the Seller.

In addition, the Asset Purchase Agreement provides for possible post-closing adjustments to the Purchase Price as follows:

(a)  If as of June 30, 2012 the amount that the CW shall have received as its share of national advertising proceeds (“CW NAP Received Amount”) arising from the sale by Seller of national advertising on the Block during the period from October 1, 2011 through March 31, 2012 (“CW NAP Period”) is less than $3,000,000,  then Seller shall pay to the Purchaser on July 1, 2012 an amount equal to $3,000,000 minus the CW NAP Received Amount (“CW Deficit Amount”); provided, that if the amount of the guarantee relating to the 2011 – 2012 broadcast season is less than $5,000,000, the CW Deficit Amount shall be reduced by the difference between $5,000,000 and the amount of such guarantee; and

(b) Seller shall receive from Purchaser 33.33% of revenues from Konami Corporation and Hulu, LLC attributable to the assets being sold and received with respect to sales occurring in the second quarter of 2012. Seller shall also receive 33.33% of Seller’s share of the national advertising proceeds from CW ad sales for the second quarter of 2012. The amount of these adjustments in favor of Seller is capped at $500,000.

The assets to be sold by Seller to Purchaser (the “Purchased Assets”) include, inter alia, all of Seller’s right, title and interest in and to:  (a) the business of Seller relating to and commercial use of Yu-Gi-Oh!, the Japanese manga (also known as cartoon or comic) created by Kazuki Takahashi (“Yu-Gi-Oh!”) and the related brand and franchise (the “Yu-Gi-Oh Business”), (b) all intellectual property related to or used in connection with the Yu-Gi-Oh! Business, (c) all masters, negatives and prints of the episodes of the Yu-Gi-Oh! series, the Yu-Gi-Oh! movies, and all other content and programming related to Yu-Gi-Oh! including, without limitation episodes (the “Yu-Gi-Oh! Productions), and all promotional materials, artwork, style books, production stills, logos, scripts, screeners, closed caption files, merchandise samples, costumes, and all live event props and materials, music cue sheets and similar materials and documents (in paper, digital or electronic format) relating to the episodes and productions, owned by Seller or which Seller has the right to use and which are in Seller’s care, custody or control (the “Tangible Assets”), (d) the Internet domain names owned by Seller or which Seller has the right to use in connection with the

Yu-Gi-Oh! Business, (e) the assets owned or controlled by Seller which are used in connection with or pertaining to any websites used or operated by Seller or its affiliates in connection with the Yu-Gi-Oh! Business (the “Website Assets”), (f) all copyrights in books, magazines and other print publications published by Seller or its affiliates or in which Seller or any of its affiliates have any rights and bearing any trademarks or incorporating other protectable elements (including copyrights) of the Yu-Gi-Oh! Business and any inventory relating thereto (the “Publishing Assets”), (g) (1) seller's ownership interest in all copyrights in the music and sound recordings created by or on behalf of Seller, its predecessor or an affiliate of Seller and specifically for inclusion in any episode of the Yu-Gi-Oh! Productions and (2) all rights of Seller or its affiliates under synchronization and master use licenses for music contained in the Yu-Gi-Oh! Productions (“Music Rights”), (h) certain agreements of the Company to be transferred to Purchaser, including, without limitation, agreements with the CW, Konami Corporation, certain license agreements and certain other agreements relating to the Yu-Gi-Oh! Business (the “Transferred Agreements”), (i) all goodwill associated with all the intellectual property transferred to Purchaser pursuant to the terms of the Asset Purchase Agreement, and all other goodwill related to all other Purchased Assets, (j) all documents and records (in paper or electronic format) in Seller’s or any of Seller’s affiliates’ care, custody or control relating exclusively to the Yu-Gi-Oh! Business or any of the Purchased Assets (collectively, “Books and Records”), (k) all claims and causes of action under sections 544, 545, 547, 548, 549, 550, or 553 of the Bankruptcy Code, and any other claims or causes of action belonging to Seller or its estate, and all of Seller’s rights and causes of action arising under section 502 and 503 of the Bankruptcy Code and Rule 3007 thereunder (“Chapter 5 Claims, Rights and Causes of Action”) in any way related to the Purchased Assets or Transferred Agreements, (l) causes of action and claims whether accruing or arising prior or subsequent to the Closing Date with respect to any Purchased Assets, but excluding (1) any causes of action or claims that were resolved pursuant to the proceeding entitled TV Tokyo Corporation and Nihon Ad Systems, Inc. v. 4Kids Entertainment, Inc., Adv. Pro. No. 11-02225 (SCC) that was formerly pending in the United States Bankruptcy Court for the Southern District of New York and the settlement entered into with respect to all claims in such matter and the dismissal of the litigation with prejudice (the “Settled Action”) and (2) all Chapter 5 Claims, Rights and Causes of Action not in any way related to the Purchased Assets or Transferred Agreements, (m) the owned machinery, equipment, recording/editing equipment (for the avoidance of doubt including the Avids/ProTools), computer and information technology equipment and related data, and all software owned by Seller or which Seller has the right to use (subject only to customary shrinkwrap licenses) in connection with the Yu-Gi-Oh! Business, the agreements with the CW and the obligations and deliverables thereunder, (n) all cash and accounts receivable relating to the Purchased Assets arising from events or circumstances occurring (1) on or after May 1, 2012 (for the avoidance of doubt, including but not limited to, royalties and marketing fees on the sale of Yu-Gi-Oh! merchandise and trading cards occurring on or after May 1, 2012, the Seller’s share of national advertising proceeds from the broadcast of commercials on or after May 1, 2012 on the five hour Saturday morning block of programs telecast on The CW Network and revenues from the internet streaming of Yu-Gi-Oh! episodes on Hulu on or after May 1, 2012 are part of the Yu-Gi-Oh! assets being transferred by Seller to Purchaser) and (2) between April 1, 2012 and June 30, 2012 which are in excess of the lesser of (A) 33.33% of Seller’s share of the national advertising proceeds from CW ad sales for the second quarter of 2012 and (B) $500,000, except to the extent that cash is deducted from the purchase price in connection with a purchase price adjustment, (o) all income, royalties, fees, products, proceeds, damages and payments due or payable to Seller as of the closing of the transactions contemplated by the Asset Purchase Agreement or thereafter relating to the Purchased Assets, including damages and payment for past, present or future infringements, misappropriations or other causes of actions, the right to sue or recover for past infringements and misappropriation of the Purchased Assets and all of Seller’s rights to be indemnified with respect to the Purchased Assets, (p) Seller’s rights to the following episodes: (1) 26 episodes of Cubix; (2) 52 episodes of Viva Pinata; and (3) 52 episodes of Dragon Ball Z (collectively, the “Library Assets”), as well as certain agreements relating thereto (the “Library Agreements”), (q) Cabbage Patch Kids residual royalty (2% royalty on Jakks Pacific sales as provided under the Jakks Pacific – 4Kids Merchandising Deal Memo dated as of August 18, 2010) to the extent relating to the events or circumstances occurring on or after April 1, 2012, (r) Pajanimals reimbursement of production expenses and share of net receipts (reimbursement of certain remaining money advanced by 4Kids to The Jim Henson Company in connection with the production of the original interstitial episodes of Pajanimals and 10% of net receipts royalty, as provided under an amendment to the Pajanimals Agreement dated as of February 14, 2011 between The Jim Henson Company and the Company) to the extent received on or after April 1, 2012, (s) Thundercats participation as set forth under an agreement dated June 15, 1984 between Leisure Concepts, Inc. (the predecessor of 4Kids) and Telepictures (ultimately acquired by Warner Bros. as part of the Lorimar acquisition) as modified by a March 6, 1992 settlement agreement between Leisure Concepts, Inc. and Lorimar Telepictures to the extent relating to the events or circumstances occurring on or after April 1, 2012; and (t) all rights of Seller to the Charlie Chan property (“Charlie Chan”) (subject to the Agreement for Purchase of Literary Material dated as of August 23, 2000 and between Twentieth Century Fox and 4Kids).

The following assets (the “Excluded Assets”), are not being acquired by Purchaser pursuant to the terms of the Asset Purchase Agreement:  (a) cash and cash equivalents (except certain cash and cash equivalents from the Purchased Assets, including the Yu-Gi-Oh! Business, that are generated from events or circumstances arising from or occurring on or after May 1, 2012), (b) all assets owned by 4Kids’ subsidiary in the United Kingdom, consisting of agency representation agreements with rights holders and licensing and merchandising licenses in each case that are not related to the Yu-Gi-Oh! Business or any of the Purchased Assets, (c) all existing contracts which are not Transferred Agreements, (d) any claims or counterclaims (including any damage reward or settlement paid or to be paid in respect thereof) Seller may have in connection with the Settled Action, (e) all claims for refunds of taxes and other governmental charges of whatever nature, (f) all rights under insurance policies, (g) all health and benefit arrangements maintained by Seller for its employees, (h) all real property leases, (i) all causes of action that do not relate to any of the Purchased Assets other than the Settled Action and the claim against Upper Deck International B.V. arising from license agreements with respect to the Yu-Gi-Oh! and Dinosaur King properties, a 2010 settlement agreement and a 2011 settlement agreement, as well as all claims and causes of action against Lehman Brothers, Inc. and all rights to recover damages in connection therewith, (j) all Chapter 5 Claims, Rights and Causes of Action not related in any way to the Purchased Assets, (k) the proceeds of any audit claims relating to periods prior to April 1, 2012 and that do not relate to any of the Purchased Assets, (l) Seller’s corporate seals, stock record books, corporate record books containing minutes of meeting of directors and stockholders, tax returns and records, books of account and ledgers and such other record having to do solely with Seller’s organization or stock capitalization or Excluded Assets or liabilities retained by Seller, (m) all personal records and other records that Seller is required by law to retain in its possession, (n) all music that is not part of or related to the Yu-Gi-Oh! Productions or the Library Assets, (o) all web assets solely related to properties which are not part of the Purchased Assets and which are not used in connection with the Purchased Assets, (p) the 4Kids Entertainment Trademark and trade name, and (q) Navision accounting software and the Jaguar licensing software.

In connection with the consummation of the transactions contemplated by the Asset Purchase Agreement, the Purchaser has agreed to pay, perform, satisfy and discharge as and when due all liabilities of Seller or its affiliates under the Transferred Agreements, in each case to the extent (but only to the extent) to be performed (other than payments due after the closing date but arising as a result of circumstances, events or transactions occurring before the closing date), or arising from circumstances, events or transactions occurring, on or after the closing date (the “Assumed Liabilities”).

In connection with the consummation of the transactions contemplated by the Asset Purchase Agreement, Seller will retain and remain solely responsible for the payment or satisfaction, without recourse to Purchaser, of any and all other liabilities of Seller or any of its affiliates (a) arising from or in connection with circumstances, events or transactions occurring before the closing date and/or (b) currently existing or hereafter arising with respect to (1) any employment or contractor arrangements, benefit arrangement, pension plan, multiemployer plan or welfare plan maintained or participated in by Seller or any of its affiliates, whether such liability (or the claim related thereto) accrued or arose prior or subsequent to the closing date, and (2) any tax arising out of Seller’s or its affiliates’ ownership and operation of the Purchased Assets for the period prior to the closing date, whether the filing of the applicable tax return occurs prior or subsequent to the closing date, (3) any liability of Seller or its affiliates relating to real property leases, (4) liabilities for all liabilities, obligations and commitments of Seller for all cure, compensation and reinstatement costs or expenses of or relating to the assumption and assignment of any contracts to be assumed and assigned as part of the Transferred Agreements that are payable or necessary to cure any defaults pursuant to Section 365 of the Bankruptcy Code on account of any obligation or default arising on or before the closing date (“Cure Costs”), (5) liabilities relating to any assets not acquired by Purchaser and (6) any transfer tax, recording tax, stamp tax, use tax, capital gains tax or any other taxes (collectively, “Retained Liabilities”)

The Asset Purchase Agreement also contains certain customary representations and warranties of each of Seller and Purchaser.

The Asset Purchase Agreement also contains certain customary covenants and agreements, including, without limitation, (a) provision of notices to interested parties, (b) customary interim covenants of the Seller relating to operations between the date of the Asset Purchase Agreement and the closing date, (c) mutual confidentiality obligations, and (d) efforts of the parties to consummate the transactions contemplated by the Asset Purchase Agreement.  In addition, Purchaser and Seller have agreed to enter into a transition services agreement, whereby Seller shall provide certain operational and transitional services to Purchaser for a period commencing on the closing date and ending up to 120 days thereafter.

The obligation of the Purchaser to consummate the transactions contemplated by the Asset Purchase Agreement is subject to the satisfaction or waiver of certain conditions, including, without limitation, (a) approval of the bidding procedures order by the Bankruptcy Court, (b) there shall have not occurred a material adverse change with respect to the Purchased Assets, (c) requisite approval of the Bankruptcy Court shall have been obtained, (d) no governmental order shall have been entered restraining or prohibiting the consummation of the transactions contemplated by the Asset Purchase Agreement, (e) certain agreements of Seller, including agreements with Warner Bros. Pictures, Inc., Shueisha, Inc., TV-Tokyo, Nihon Ad Systems, Inc., and Konami corporation and the CW Agreements shall have been transferred to Purchaser without modification, and (f) a new agreement with Hulu, LLC shall have been entered into.

The obligation of Seller to consummate the transactions contemplated by the Asset Purchase Agreement is subject to the satisfaction or waiver of certain conditions, including, without limitation, (a) requisite approval of the Bankruptcy Court shall have been obtained, and (b) no governmental order shall have been entered restraining or prohibiting the consummation of the transactions contemplated by the Asset Purchase Agreement.

Pursuant to the provisions of the Asset Purchase Agreement, Seller has agreed to indemnify and hold Purchaser and its employees, officers, directors and affiliates (collectively, “Purchaser Indemnified Parties”), harmless from and against all claims, causes of action, losses, liabilities, damages, deficiencies, costs, payments and expenses, including reasonable attorneys’ fees and expenses of investigation and defense (“Losses”; provided, that Losses exclude any consequential, indirect, incidental, punitive or special damages or other losses or expenses for lost profits) which are paid, sustained or incurred by any Purchaser Indemnified Party to the extent arising out of (a) any breach of any representation or warranty of Seller contained in the Asset Purchase Agreement, (b) any failure by Seller to perform or comply with any covenant made by it in the Asset Purchase Agreement, and/or (c) the Retained Liabilities.  With respect to indemnification for breaches of representations and warranties, Purchaser’s sole source for recovery is the Escrow Amount.  This limitation does not apply to covenant breaches or obligations in respect of the Retained Liabilities.  In addition, the Asset Purchase Agreement provides that Seller is not liable for indemnification unless and until the amount of Losses payable by Seller in respect of indemnifiable Losses is in excess of $50,000, after which Seller is for all such indemnifiable Losses from the first dollar of Loss.

The Asset Purchase Agreement contains certain termination rights for each of Purchaser and Seller and provides that, under certain circumstances, Seller may be required to pay a termination fee.  Specifically, in the event that Purchaser terminates the Asset Purchase Agreement as a result of:  (a) material breach of a representation, warranty, covenant or agreement of Seller which breach cannot be cured prior to the closing date and which breach causes Seller to be unable to satisfy the closing conditions set forth in the Asset Purchase Agreement, (b) the existence of circumstances whereby the closing conditions contained in the Agreement which are for the benefit of Purchaser cannot be satisfied, (c) Seller enters into or seeks to enter into a transaction involving the sale of substantially all of the Purchased Assets other than to Purchaser or its affiliates (an “Alternative Transaction”), or (d) the Bankruptcy Court’s entry of an order approving an Alternative Transaction, then in any such event Purchaser is entitled to receive a termination fee in an amount equal to (x) $300,000 plus (y) the amount of all reasonable documented out-of-pocket expenses (including reasonable attorneys’ fees and expenses) incurred by Purchaser in connection with the negotiation, execution and delivery of the Asset Purchase Agreement, up to a maximum of $150,000.  In addition, in the event that Purchaser terminates the Asset Purchase Agreement as a result of (a) the issuance of an order by a governmental authority permanently restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by the Asset Purchase Agreement, (b) the failure of the consummation of the transactions contemplated by the Asset Purchase Agreement prior to June 30, 2012, or (c) the failure of the Bankruptcy Court to approve the bidding procedures order by May 31, 2012, then in any such event Purchaser is entitled to a termination fee in an amount equal to any and all out-of-pocket costs incurred by it relating to the Asset Purchase Agreement or the transactions contemplated thereby, up to a maximum of $150,000.

CW Release

In connection with entry into the Asset Purchase Agreement and as contemplated thereby, 4Kids entered into a letter agreement with the CW pursuant to which 4Kids agreed that if the sale to Kidsco pursuant to the Asset Purchase Agreement is consummated (the “Kidsco Sale”), 4Kids will assume the CW Agreement, pay the CW cure costs of $3,051,904 (the “CW Cure Costs”) in connection with such assumption, and assign the CW Agreement to Kidsco at the closing of the Kidsco Sale.

Under the letter agreement, 4Kids and the CW agreed that except for the CW Cure Costs, 4Kids shall have no further obligations to the CW with respect to claims for settle up payments for calendar quarters occurring prior to 4Kids bankruptcy filing or for post-petition settle up payments for calendar quarters from the second quarter of 2011 through the calendar quarter in which the closing of the Kidsco Sale under the Asset Purchase Agreement occurs.  The CW further agreed to not assert any settle up claims against 4Kids or any of its affiliates and, upon the closing of the Kidsco Sale under the Asset Purchase Agreement, to deliver a release of 4Kids for settleup claims.  4Kids agreed, upon the closing of the Kidsco Sale under the Asset Purchase Agreement, to deliver a release of claims against the CW.  The release by the CW will not release 4Kids for claims under the letter agreement or its contingent claim for indemnity filed under 4Kids’ bankruptcy case.  4Kids release will not release claims against the CW under the letter agreement.

4Kids and the CW also acknowledged under the letter agreement that Kidsco is an intended third party beneficiary of the letter agreement.

Item 8.01                      Other Events.

On April 11, 2012, 4Kids received a letter (the “Original Letter”), from the CW pursuant to which the CW gave notice to 4Kids pursuant to Section 5.h of the CW Agreement, to the effect that 4Kids has not made a payment required by the CW Agreement.  The amount set forth in the Original Letter as being owed by 4Kids to the CW in respect of such payment is alleged to be $3,687,548.43.  Pursuant to the provisions of the CW Agreement, if a payment required to be made by 4Kids under the CW Agreement is not made within ten days of the receipt of notice from the CW, the CW is entitled to exercise various rights and remedies including terminating the CW Agreement.

Following discussions between representatives of 4Kids and the CW, 4Kids received another letter from the CW on April 19, 2012 which was revised and re-sent to 4Kids on April 24, 2012 (the “Second Letter”).  Pursuant to the Second Letter, the CW indicated that it would not terminate or seek to terminate the CW Agreement based on the failure of 4Kids to pay the amounts alleged to be owed under the CW Agreement, so long as certain conditions identified in the Second Letter are satisfied, including that:

1.  A motion (“Kidsco Sale Motion”) to approve the sale of certain of 4Kids’ assets (including the CW Agreement) to Kidsco (such sale, a “Section 363 Sale”) is filed with the Bankruptcy Court in connection with the 4Kids’ Chapter 11 bankruptcy case, no later than April 25, 2012, such motion is granted no later than June 30, 2012, and such Section 363 Sale must close no later than July 17, 2012; and

2.  The CW Agreement can only be sold to Kidsco (or any other entity as the CW may approve of, in its sole discretion).

The Second Letter provides that the CW reserves all rights and remedies, including the right to terminate or seek to terminate the CW Agreement, if any of the foregoing conditions is not satisfied.

As provided in the Second Letter, the CW has agreed not to terminate or seek to terminate the CW Agreement unless the conditions set forth above are not satisfied. However, if the conditions set forth in the Second Letter are not timely satisfied, it is possible that the CW will seek to terminate the CW Agreement. If the CW were to terminate the CW Agreement and such termination were deemed to be proper, such termination would have a material adverse impact on the business of 4Kids. Such termination would also jeopardize the ability of 4Kids to sell its assets in the proposed sale to Kidsco pursuant to the Asset Purchase Agreement and would have a material adverse effect on the ability of 4Kids to consummate any other potential sale of its assets to another party.

On April 17, 2012, in connection with the proposed sale of certain of its assets to Kidsco, 4Kids filed the Kidsco Sale Motion with the Bankruptcy Court. The Bankruptcy Court has scheduled a hearing on the Kidsco Sale Motion on April 27, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 27, 2012

4KIDS ENTERTAINMENT, INC.
BY:
Bruce R. Foster Executive Vice President and Chief Financial Officer